Filed Pursuant to Rule 424(b)(3)
Registration No. 333-180356

RREEF PROPERTY TRUST, INC.
SUPPLEMENT NO. 11 DATED OCTOBER 2, 2013
TO THE PROSPECTUS DATED APRIL 12, 2013

This document supplements, and should be read in conjunction with, our prospectus dated April 12, 2013, as supplemented by Supplement No. 9 dated August 29, 2013 and Supplement No. 10 dated September 5, 2013. Terms not otherwise defined herein have the same meanings as set forth in our prospectus. The purpose of this supplement is to disclose:

•	our daily net asset value per share for our Class A shares and Class B shares for the month of September 2013; and

•	the distribution declared by our board of directors for our Class A shares and Class B shares for the fourth quarter of 2013.
Historical NAV per Share
The following table sets forth the net asset value, or NAV, per share for the Class A and Class B shares of our common stock on each business day for the month of September 2013:

Date	NAV per Class A Share	NAV per Class B Share
September 3, 2013	$12.05	$12.07
September 4, 2013	$12.07	$12.09
September 5, 2013	$12.05	$12.07
September 6, 2013	$12.08	$12.10
September 9, 2013	$12.12	$12.13
September 10, 2013	$12.12	$12.14
September 11, 2013	$12.14	$12.15
September 12, 2013	$12.13	$12.14
September 13, 2013	$12.13	$12.14
September 16, 2013	$12.16	$12.17
September 17, 2013	$12.16	$12.17
September 18, 2013	$12.22	$12.24
September 19, 2013	$12.22	$12.23
September 20, 2013	$12.19	$12.20
September 23, 2013	$12.18	$12.19
September 24, 2013	$12.16	$12.18
September 25, 2013	$12.17	$12.18
September 26, 2013	$12.18	$12.19
September 27, 2013	$12.18	$12.19
September 30, 2013	$12.16	$12.17
Purchases and redemptions of shares of our common stock are made in accordance with our policies as set forth in our prospectus. Our NAV per share is posted daily on our website at www.rreefpropertytrust.com and is made available on our toll-free, automated telephone line at (855) 285-0508.
Please refer to “Net Asset Value Calculation and Valuation Guidelines” in our prospectus for important information about how our NAV is determined. Our NAV per share, which is updated at the end of each business day, along with our prospectus, as supplemented, are available on our website.

Distribution Declaration

Our board of directors authorized and declared daily cash distributions of $0.00166682 per share for the period commencing on October 1, 2013 and ending on December 31, 2013 for each outstanding share of Class A and Class B common stock (as adjusted for any class-specific expenses). The distributions will be distributed and paid monthly in arrears.